Exhibit 10.32
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 17, 2020, by and between Christopher W. Walters (the “Executive”) and Blucora, Inc. (the “Company”).

RECITALS

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer beginning on January 30, 2020 (the “Effective Date”), and the Executive desires to serve in such capacity;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, the employment of the Executive by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Certain Definitions

(a)“Base Salary” has the meaning set forth in Section 5(a).
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means, as determined by the Independent Members of the Board in its reasonable discretion: (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (ii) willful material misconduct by the Executive in connection with the business of the Company; (iii) the Executive’s continued and willful failure to perform substantially his responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Independent Members of the Board that specifically identifies how the Executive has not substantially performed his responsibilities; (iv) the Executive’s improper disclosure of confidential information or other material breach of this Agreement, including the Confidentiality and Non-Competition Agreement; (v) the Executive’s material fraud or dishonesty against the Company; (vi) the Executive’s willful and material breach of the Company’s written code of conduct and business ethics or other material written policy, procedure or guideline in effect from time to time (provided that the Executive was given access to a copy of such policy, procedure or guideline prior to the alleged breach) relating to personal conduct; or (vii) the Executive’s willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Independent Members of the Board or any governmental or self-regulatory entity. Any determination of Cause by the Company shall be made by a resolution approved by a majority of the Independent Members of the Board, provided that, with respect to Section 1(c)(iii), the Independent Members of the Board must give the Executive notice and 60 days to cure the substantial nonperformance.

(d)“Change of Control” means the occurrence of any of the following:
(i)any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (A) the Company or any subsidiary of the Company or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)consummation of a reorganization, merger or consolidation of the Company, in each case, unless, following such transaction, all or substantially all the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such transaction (including, without limitation, a company that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the outstanding voting securities of the Company;

(iii)any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets;

(iv)a “Board Change” which, for purposes of this Agreement, shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (A) nominated by a majority of the Incumbent Directors nor (B) appointed by directors so nominated (“Incumbent Director” means a member of the Board who has been either (1) nominated by a majority of the directors of the Company then in office or (2) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

(v)an approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Compensation Committee” means the Compensation Committee of the Board.

(g)“Confidentiality and Non-Competition Agreement” means the Confidentiality and Non-Competition Agreement attached hereto as Exhibit A.

(h)“Disability” means the Executive’s inability to perform his employment duties to the Company hereunder, with or without reasonable accommodation, for 180 days (in the aggregate) in a one-year period as determined by an independent physician selected by the Company.

(i)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(j)“Good Reason” means the occurrence of any of the following without the Executive’s express prior written consent: (i) a material reduction of or to the Executive’s duties, authority, responsibilities or reporting relationship; (ii) a material reduction of the Executive’s Base Salary; (iii) a material reduction of the Executive’s Target Bonus; (iv) a material reduction in the kind or level of employee benefits to which the Executive is entitled that occurs within 12 months following a Change of Control, unless similarly situated employees also experience a reduction; (v) a requirement that the Executive relocate his primary work location more than 25 miles from Irving, Texas or from any work location to which the Company transfers the Executive during the course of his employment and to which such transfer the Executive has consented; (vi) in connection with a Change of Control, the failure of the Company to assign this Agreement to a successor to the Company or the failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement in a writing delivered to the Executive; or (vii) a material breach of this Agreement by the Company.

Notwithstanding the foregoing, termination of employment by the Executive will not be for Good Reason unless (x) the Executive delivers written notice to the Company (the “Good Reason Notice”) of the existence of the condition which the Executive believes constitutes Good Reason within 30 days of the initial existence of such condition (which Good Reason Notice specifically identifies such condition), the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (z) the Executive actually terminates employment within 30 days after the expiration of the Good Reason Cure Period.

(k)“Independent Members of the Board” means Board Members who are not employees of the Company or an affiliate of the Company.

(l)“Release” means a full release of claims against the Company substantially in the form attached hereto as Exhibit B; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive the Executive’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to the Executive under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims the Executive may have solely by virtue of the Executive’s status as a stockholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.

(m)“Section 409A” means Section 409A of the Code and the Treasury Regulations and official guidance issued in respect of Section 409A of the Code.

(n)“Target Bonus” has the meaning set forth in Section 5(b).
2.Duties and Scope of Employment

The Company shall employ the Executive in the position of President and Chief Executive Officer. In addition, the Independent Members of the Board shall use their best efforts to secure the

Executive’s continued election to the Board. The Executive shall report directly to the Independent Members of the Board. The Executive will render such business and professional services in the performance of the Executive’s duties, consistent with the Executive’s position(s) within the Company, as shall be reasonably assigned to the Executive at any time and from time to time by the Independent Members of the Board. The Executive will also serve on the Board without any compensation other than the compensation the Executive is entitled to receive under this Agreement. The Executive acknowledges that he is not eligible to receive compensation for serving on the Board during the Agreement Term in his capacity as a director. Upon termination of the Executive’s employment for any reason, unless otherwise requested by the Independent Members of the Board or as otherwise provided for in Section 6(a), below, the Executive will be deemed to have resigned from all positions held at the Company and its affiliates voluntarily, without any further action by the Executive, as of the end of the Executive’s employment, and the Executive, at the Independent Members of the Board’s request, will execute any documents necessary to reflect his resignation.

3.Obligations

While employed hereunder, the Executive will perform his duties ethically, faithfully and to the best of the Executive’s ability and in accordance with law and Company policy. The Executive agrees not to actively engage in any other employment, occupation, service on board of a publicly traded company or consulting activity for any direct or indirect remuneration without the express prior written approval of the Independent Members of the Board, which approval shall not be unreasonably withheld; provided, however, that notwithstanding anything to the contrary in this Agreement or the Confidentiality and Non-Competition Agreement, the Executive may engage in charitable activities and activities related to Executive’s personal investments, so long as such activities do not materially interfere with the Executive’s responsibilities to the Company, and such activities do not conflict with Executive’s obligations and duties to the Company.

4.Agreement Term

Unless earlier terminated as provided herein, the term of this Agreement (the “Agreement Term”) shall be for a period of three years commencing on the Effective Date and may be extended thereafter upon the written mutual agreement of the Executive and the Independent Members of the Board.

5.Compensation and Benefits

(a)Base Salary. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than $780,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Independent Members of the Board (or a committee thereof).

(b)Annual Bonus. The Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with his position. The Executive shall have the opportunity to earn an annual target bonus (the “Target Bonus”) measured against criteria to be determined by the Independent Members of the Board (or a committee thereof) of 150% of Base Salary. The payout of any 2020 bonus will occur following the end of the Company’s Executive Bonus

Plan (the “Plan”) year, which is December 31, 2020, and will be paid in accordance with the terms and conditions of the Plan. Payment of any bonus pursuant to this Section 5(b) is subject to the Executive’s employment by the Company on the date required in the Plan. The Company reserves the right to change the Plan at any time at its discretion.

(c)Equity Awards. The Executive will be eligible to participate in the Company’s long-term equity incentive programs extended to senior executives of the Company generally at levels commensurate with the Executive’s position, which specific participation and levels shall be determined by the Independent Members of the Board (or a committee thereof) in its sole discretion. For 2020, Executive will be granted equity award(s) with a total aggregate target value of $5,000,000 on the date of grant, with such award(s) consisting of a combination of the following types of awards, as has been approved by the Independent Members of the Board for senior executives of the Company as of the date hereof for 2020 and in the form substantially similar to that as has been provided to the Executive as of the date hereof: time-based restricted stock units (vesting over three years), performance-based restricted stock units (eligible for vesting based on performance following a three-year performance period), and/or nonqualified stock options (vesting over three years); provided, however, that the Independent Members of the Board (or an independent committee thereof) retains the sole discretion to establish the terms and the types of awards that are granted to the Executive in accordance with this Section 5(c) with respect to 2020 and later years.

(d)Benefits. The Executive and his eligible dependents shall be eligible to participate in the employee benefit plans that are available or that become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the group medical, life, disability, and retirement plans that are made generally available to employees of the Company, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(e)Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(f)Signing Bonus, Temporary Living Allowance and Relocation Expenses.

(i)Signing Bonus. The Company will pay the Executive a signing bonus of
$250,000, less social security contributions, income tax withholding, and any other applicable deductions, within 30 days following the Effective Date (“Signing Bonus”). If the Executive resigns his employment with the Company for any reason other than for Good Reason, or if Executive is terminated by the Company for Cause, and such resignation or termination occurs on or before the one-year anniversary of the Effective Date, the Executive will repay to the Company the Signing Bonus.

(ii)Temporary Living Allowance. The Executive shall receive a temporary monthly living allowance of $20,000 for up to 12 months following the Effective Date, subject to the Executive’s continued employment during that period, to assist the Executive with relocating to the Dallas/Fort Worth area and related expenses, such as temporary housing and commuting; provided that the allowance shall cease upon such time that the Executive has completed his relocation to the Dallas/Fort Worth area. To the extent the Executive has not completed his relocation within 12 months following the Effective Date, the Independent Members of the Board (or an independent committee thereof) shall consider whether and to what extent, if any, the allowance shall continue. Any taxes payable with respect to the payments made by the Company to the Executive pursuant to this Section 5(f)(ii) shall be the sole responsibility of the Executive, and the Company will follow federal, state and local tax regulations with regard to the reporting and withholding on such payments.

(iii)Relocation Expenses. The Company shall reimburse the Executive for his reasonable and customary, documented relocation expenses, including purchase and sale transaction expenses, actually incurred in connection with his relocation to the Dallas/Fort Worth area, payable in accordance with Section 14(b)(iii) below and the Company’s standard relocation policy.

6.Termination of Employment

(a)General Provisions. This Agreement and the Executive’s employment with the Company may be terminated by either the Executive or the Company at will at any time with or without Cause; provided, however, that the parties’ rights and obligations upon such termination during the Agreement Term shall be as set forth in applicable provisions of this Agreement. If the Executive’s employment terminates during the term of this Agreement for any reason, the Executive shall be deemed, automatically and without any further action on behalf of the Executive, to have tendered an irrevocable resignation from the Board and, if applicable, the board of directors of each direct and indirect subsidiary of the Company, to be effective as of such termination. The Nominating and Governance Committee shall consider the appropriateness of continued Board service by the Executive and will recommend to the Board whether such resignation should be accepted or rejected, and the Board (except the Executive who shall recuse himself from the discussion and vote on such matter) will determine whether to accept or reject such resignation.

(b)Any Termination by Company or the Executive. In the event of any termination of the Executive’s employment with the Company, whether by the Company or by the Executive, (i) the Company shall pay the Executive any unpaid Base Salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay the Executive any unpaid bonus compensation pursuant to Section 5(b), to the extent earned through the Termination Date, subject to the terms of the Company’s Executive Bonus Plan (or any successor plan thereto); and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid promptly upon termination and within the period mandated by applicable law (but, in any event, within 30 days after the Termination Date). The Accrued Obligations paid or provided pursuant to this Section 6(b) shall be in addition to the payments and benefits, if any, to be provided to the Executive upon his termination of employment pursuant to Section 6(c), 6(d), 6(e), or 6(f), as applicable. Except as expressly stated above or as required by law or this Agreement, the Executive shall receive no further compensation in any form other than as set forth in this Section 6(b).

(c)Termination by Company Without Cause or for Good Reason. If, other than in connection with a Change of Control as described in Section 6(d), the Executive’s employment with the Company is terminated by the Independent Members of the Board without Cause, the Executive terminates employment with the Company under circumstances constituting Good Reason, then subject to Section 6(g), the Executive shall receive the following payments and benefits:

(i)a severance payment in an amount equal to the sum of (A) two times the Executive’s Base Salary in effect as of the Termination Date (or if the Executive terminates employment under circumstances constituting Good Reason due to a material reduction of the Executive’s Base Salary, in effect immediately prior to such reduction) and (B) two times the Executive’s then-current annual Target Bonus amount (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii); and

(ii)a lump-sum payment in an amount equal to the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive’s spouse and dependent children) on such date multiplied by 18 (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii).

Notwithstanding any provision to the contrary in any Company equity compensation plan or any outstanding equity award agreement, if, during the Agreement Term, the Executive terminates employment with the Company under circumstances described in this Section 6(c), there shall be no acceleration of vesting or exercisability of any outstanding equity awards or extension of any option post- termination exercise period solely by application of this Section 6(c).

For the avoidance of doubt, under no circumstances will the Executive be entitled to payments and benefits under both this Section 6(c) and Section 6(d).

(d)Termination of Employment in Connection with a Change of Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates employment with the Company for Good Reason (1) on the day of or during the 24-month period immediately following the consummation of a Change of Control or (2) during the 2-

month period prior to the consummation of a Change of Control, in either case in connection with a Change of Control, then subject to Section 6(g) and with respect to clause (2), subject to the consummation of such Change of Control, the Executive shall receive the following payments and benefits:

(i)a severance payment in an amount equal to the sum of: (A) two and one- half times the Executive’s Base Salary in effect as of the Termination Date (or if the Executive terminates employment for Good Reason due to a material reduction of the Executive’s Base Salary, in effect immediately prior to such reduction) and (B) two and one-half times the Executive’s then-current annual Target Bonus amount (or if the Executive terminates employment for Good Reason due to a material reduction of the Executive’s Target Bonus, in effect immediately prior to such reduction) (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii);

(ii)a lump-sum payment in an amount equal to the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive’s spouse and dependent children) on such date multiplied by 18 (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii); and

(iii)notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Executive’s outstanding equity awards shall be governed solely by the following provisions: (A) all of the Executive’s then-outstanding time-vesting equity awards shall fully vest and all restrictions thereon shall lapse, and (B) to the extent vested (including as a result of the acceleration provided under this Section 6(d)(iii)), all of the Executive’s outstanding stock options shall remain exercisable until the first to occur of 12 months following the Termination Date and each such stock option’s original expiration date.

If a Change of Control is consummated prior to the expiration of the Agreement Term, this Section 6(d) shall apply to a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the 24-month period immediately following the consummation of the Change of Control even if such 24-month period extends past the expiration of the Agreement Term. Moreover, notwithstanding the expiration of the Agreement Term, if a Change of Control is consummated within two months after the expiration of the Agreement Term, then this Section 6(d) shall apply to a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (i) on the day of or during the 24-month period immediately following the consummation of the Change of Control or (ii) during the 2-month period prior to the consummation of the Change of Control.

For the avoidance of doubt, the payments and benefits described under this Section 6(d) and the Accrued Obligations shall be the only payments and benefits to which the Executive is entitled if the Executive’s employment terminates under this Section 6(d).

(e)Death. In the event of the Executive’s death while employed hereunder, and subject to Section 6(g), the Executive’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) shall be entitled to receive a lump-sum payment in an amount equal to the sum of: six months’ Base Salary in effect as of the Termination Date, and the Executive’s then-current annual Target Bonus amount (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii).

(f)Disability. In the event of the Executive’s termination of employment with the Company due to Disability, and subject to Section 6(g), the Executive shall be entitled to receive a lump-sum payment in an amount equal to the sum of: six months’ Base Salary in effect as of the Termination Date and the Executive’s then-current annual Target Bonus amount (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii).

(g)Release and Other Conditions. The payments and benefits described in Sections 6(c) through 6(f) are expressly conditioned on (i) the Executive (or, in the case of the Executive’s death, the Executive’s representative) signing and delivering (and not revoking thereafter) a Release to the Company (which, in the case of the Executive’s death, also releases any claims by the Executive’s estate or survivors), which Release is executed, delivered and effective no later than 60 days following the Termination Date and (ii) the Executive continuing to satisfy any obligations to the Company under this Agreement, the Release and the Confidentiality and Non-Competition Agreement that are incorporated herein by reference, and any other agreement(s) between the Executive and the Company. In the event the Release described in Section 6(g)(i) is not executed, delivered and effective by the 60th day after the Termination Date, none of such payments or benefits shall be provided to the Executive.

7.Section 280G

(a)Amount of Payments and Benefits. Notwithstanding anything to the contrary herein, in the event that the Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any noncash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (or any similar or successor provision) (collectively, “Section 280G”) and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Executive either (i) the full amount of the

Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the payments and benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of the Executive’s residence on the effective date of the relevant transaction described under Section 280G(b)(2)(A)(i) of the Code, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)Computations and Determinations. All computations and determinations called for by this Section 7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), and all such computations and determinations shall be conclusive and binding on the Company and the Executive. For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Tax Counsel shall submit its determination and detailed supporting calculations to both the Executive and the Company within 15 days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be considered “parachute payments.” The Company and the Executive shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 7. The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with the computations and determinations called for by this Section 7.

(c)Reduction Methodology. In the event that Section 7(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Section 409A.

8.No Impediment to Agreement

The Executive hereby represents to the Company that the Executive is not, as of the date hereof, and will not be, during the Executive’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement that would constitute an impediment to, or restriction upon, the Executive’s ability to enter this Agreement and to perform the duties of the Executive’s employment.

9.Confidentiality and Non-Competition Agreement

The Confidentiality and Non-Competition Agreement is incorporated by reference as if set forth fully herein. The Confidentiality and Non-Competition Agreement shall survive the termination of this Agreement and/or the Executive’s employment with the Company.

10.Cooperation

The Executive hereby agrees to provide the Executive’s full cooperation, at the request of the Company, with any of the Company Releasees (as defined in the Release) in any and all such lawsuits, investigations or other legal, equitable or business matters or proceedings which involve any matters for which the Executive worked on or had responsibility during the Executive’s employment with the Company. The Executive also agrees to be reasonably available to the Company and its representatives (including attorneys) to provide general advice or assistance as reasonably requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of the Executive. Specifically, the Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party (known to the Executive to be adverse to the Company or its interests); and (iv) to not voluntarily assist any such non-governmental adverse party or such non- governmental adverse party’s representatives. The Executive acknowledges and understands that the Executive’s obligations of cooperation under this Section 10 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. The Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Section 10 other than the compensation and benefits provided for in this Agreement, provided that the Executive shall be entitled to be reimbursed for any reasonable out-of-pocket expenses incurred in fulfilling the Executive’s obligations pursuant to subsections (i) and (ii) above. Notwithstanding the foregoing, nothing in this Section 10 is intended to interfere with the Executive’s No Interference rights set forth in Section 1(c) of the Confidentiality and Non-Competition Agreement.

11.Arbitration

(a)The Executive agrees that any dispute and/or claim between the Company (including without limitation its officers, directors, employees agents or shareholders and its subsidiaries) and the Executive that underlies, relates to and/or results from the Executive’s employment relationship with the Company or the termination of that relationship or any of the terms of this Agreement, except for any dispute or claim arising from or relating to the Confidentiality and Non-Competition Agreement, that cannot be resolved by mutual agreement of the Company and the Executive will be submitted to final, binding arbitration to the maximum extent permitted by law in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association that are then in effect. This arbitration provision includes, but is not limited to, claims of wrongful discharge, infliction of emotional distress, breach of contract (including breach of this Agreement), breach of any covenant of good faith and fair dealing, and claims of retaliation and/or discrimination in violation of any local, state or federal law. Examples of such laws include Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; and the Family and Medical Leave Act of 1993, and all amendments to each such law as well as the regulations issued thereunder. This arbitration provision does not affect the Executive’s right to pursue worker’s compensation or unemployment compensation benefits for which he may be eligible in accordance with state law, nor does it affect the Executive’s right to file and/or to cooperate in the investigation of an administrative charge of discrimination.

(b)Notwithstanding this arbitration provision, either the Executive or the Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.
(c)This arbitration provision does not apply to any dispute or claim arising from or relating to the Confidentiality and Non-Competition Agreement.

(d)The Company, as further consideration for the Executive’s agreement to arbitrate covered disputes, agrees to pay for the arbitrator’s fees and other costs, including filing fees, directly associated with the arbitration that would not otherwise be charged if the parties pursued civil litigation in court.

12.Successors; Personal Services

The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive and the Executive’s heirs and representatives.

13.Notices

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer and Chair of the Board.

14.Section 409A

(a)The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section

1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

(b)Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i)if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment that is considered a “deferral of compensation” under Section 409A payable on account of a “separation from service,” to the extent necessary to avoid the imposition of taxes under Section 409A, such payment shall be made on the date which is the earlier of (A) the date that is six months and one day after the date of such “separation from service” of the Executive and (B) the date of the Executive’s death (the “Delay Period”), to the extent required under Section 409A. Within ten business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 14(b)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement;

(ii)to the extent that any payments or benefits under this Agreement are conditioned on a Release, if the Release is executed and delivered by the Executive to the Company and becomes irrevocable and effective within the specified 60-day post- termination period, then, subject to Section 14(b)(i) and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first payroll date after the date that is 60 days after the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date). If a payment or benefit under this Agreement is conditioned on a Release and such Release is not executed, delivered and effective by the 60th day after the Termination Date, such payment or benefit shall not be paid or provided to the Executive;

(iii)all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and the Executive’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit;

(iv)for purposes of Section 409A, the Executive’s right to receive a series of installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days”), the actual date of payment within the specified period shall be within the sole discretion of the Company;

(v)in no event shall any payment under this Agreement that constitutes a “deferral of compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise; and

(vi)to the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition on the Executive under Section 409A, in each case to the maximum extent permitted by applicable law. Notwithstanding any provision of this Agreement to the contrary, in no event will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

15.Miscellaneous Provisions

(a)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matters hereof. This Agreement may not be modified except expressly in a writing signed by both parties.

(c)Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, the Executive specifically disclaims that the Executive is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Executive represents that the Executive relied solely and only on the Executive’s own judgment in making the decision to enter into this Agreement.

(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Texas without reference to any choice of law rules.

(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 15(f) shall be void.

(g)No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(h)Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.

(i)Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Exchange Act), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that employs the Executive.

(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

BLUCORA, INC.

By:	/s/ Georganne C. Proctor
Name:	Georganne C. Proctor
Title:	Chairman of the Board

EXECUTIVE:

By:	/s/ Christopher W. Walters
Name:	Christopher Walters

EXHIBIT A

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Confidentiality and Non-Competition (“Agreement”) is entered into by and between Blucora, Inc., its subsidiaries, affiliates, successors and/or assigns (the “Company”) and Christopher W. Walters (“Executive”). The Effective Date of this Agreement is the date of Executive’s execution of this Agreement. The Company and Executive shall be referred to herein individually as a “Party” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Executive’s position with the Company, the Confidential Information (defined below), compensation and benefits provided to Executive, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.Confidential Information and Executive’s Non-Disclosure Agreement.

(a) Confidential Information. During Executive’s employment with the Company, the Company shall provide Executive with Confidential Information (defined below), which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, “Confidential Information” includes all documents or information, in whatever form or medium, concerning or relating to any of the following: all trade secrets and confidential and proprietary information of or relating to the Company, including, but not limited to: (A) financial models, business records, business plans or processes, strategies (including, without limitation, economic and market research selection and analysis strategies and business development and market segment exploitation strategies), tactics, policies, resolutions, processes, inventions, patents, trademarks, trade secrets, know how, patent or trademark applications and other intellectual property, (B) information regarding litigation or negotiations, (C) any marketing information, sales or product plans, prospects and market research data relating to the business, (D) financial information, cost and performance data and any debt arrangements, equity ownership or securities transaction information, (E) technical information, technical drawings and designs, (F) personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations, (G) customer, consumer, consultants or supplier information, including but not limited to any data regarding any current, prospective or former customers, consumers, consultants or suppliers of Company, (H) information regarding the existence or terms of any agreement or relationship between the Company or any of its subsidiaries or affiliates and any other party, (I) information subject to Section 628 of the Fair Credit Reporting Act and any regulations or guidelines thereunder and (J) any other information of whatever nature, including, without limitation, information which gives to the Company or any of its subsidiaries or affiliates an opportunity to obtain an advantage over its competitors who or which do not have access to such information. Confidential Information, whether prepared or compiled by Executive and/or the Company or furnished to Executive during Executive’s employment with the Company, shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof, shall be retained by Executive. Executive agrees not to dispute, contest, or deny

Exhibit A - 1

any such ownership rights either during or after Executive’s employment with the Company. Executive acknowledges that the Company does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those employees such as Executive entrusted with such information. Executive further acknowledges that the Confidential Information: (a) is entrusted to Executive because of Executive’s position with the Company; and (b) is of such value and nature as to make it reasonable and necessary for Executive to protect and preserve the confidentiality and secrecy of the Confidential Information. Executive acknowledges and agrees that the Confidential Information is proprietary to and a trade secret of the Company and, as such, is a valuable, special and unique asset of the Company, the unauthorized use or disclosure of which will cause irreparable harm, substantial injury and loss of profits and goodwill to the Company. “Confidential Information” does not include any information which is generally available to and known by the public or becomes generally available to and known by the public (other than as a result of Executive’s breach of this Agreement or any other agreement or obligation to keep such information confidential).

(b) Non-Disclosure.

(i) Executive agrees to preserve and protect the confidentiality of all Confidential Information. Executive agrees that during the period of Executive’s employment with the Company and at any time thereafter (regardless of the reason for Executive’s separation or termination of employment): (A) Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions and steps to safeguard all Confidential Information and prevent its wrongful use by or wrongful or inadvertent disclosure or dissemination to any unauthorized person or entity, and follow all policies and procedures of the Company protecting or regarding the Confidential Information; and (B) without prior written authorization of the Company, Executive shall not, directly or indirectly, use for Executive’s own account, use in any way or for any other purpose, disclose to anyone, publish, exploit, destroy, copy or remove from the offices of the Company, nor solicit, allow or assist another person or entity to use, disclose, publish, exploit, destroy, copy or remove from the offices of the Company, any Confidential Information or part thereof, except: (1) as permitted in the proper performance of Executive’s duties for the Company; (2) as permitted in the ordinary course of the Company’s business for the benefit of the Company; or (3) as otherwise permitted or required by law. Executive shall immediately notify the Company if Executive learns of or suspects any actual or potential unauthorized use or disclosure of Confidential Information concerning the Company. Further, the Executive shall not, directly or indirectly, use the Company’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, service provider, supplier or vendor of the Company with whom or which the Company conducted business; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by the Company. In the event Executive is subpoenaed, served with any legal process or notice, or otherwise requested to produce or divulge, directly or indirectly, any Confidential Information by any entity, agency or person in any formal or informal proceeding including, but not limited to, any interview, deposition, administrative or judicial hearing and/or trial, except where prohibited by law, Executive should immediately notify the Company and deliver a copy of the subpoena, process, notice or other request to the Company as promptly as possible, but under no circumstances more than ten (10) days following Executive’s receipt of same; provided, however, Executive is not required to notify the Company or provide a copy of the subpoena,
Exhibit A - 2

process, notice or other request where Executive is permitted to make such disclosure of Confidential Information pursuant to this Agreement or applicable law or regulation, as set forth in Section 1(c) and Section 1(d).

(ii) Subject to Section 1(b)(iii), Executive agrees that Executive will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer or third party, and Executive will not bring onto the premises of the Company or onto any Company property, any confidential, proprietary or trade secret information belonging to any former employer or third party without such third party’s written consent. Executive acknowledges that that the Company has specifically instructed Executive not to disclose to the Company, use, or induce the Company to use, any confidential, proprietary or trade secret information belonging to any previous employer or others.

(iii) During Executive’s employment, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Executive’s employment with the Company and in accordance with the Company’s agreement with such third party.

(iv) Except in the proper performance of Executive’s duties and responsibilities, Executive agrees that Executive shall not remove, destroy, deface, damage or delete any Property of the Company. For purposes of this Agreement, the term “Property” means all property or information, in whatever form or media, and all copies thereof whether or not the original was deleted or destroyed, of the Company, including, without limitation, any Confidential Information, software, hardware, including any and all Company-issued equipment, devices, cellular telephones, tablets, computers, laptops, hard drives, keys, access cards, access codes or passwords belonging to the Company, databases, files, records, reports, memoranda, research, plans, proposals, lists, forms, drawings, specifications, notebooks, manuals, correspondence, materials, e-mail, electronic or magnetic recordings or data, and any other physical or electronic documents that Executive receives from or sends to any employee of the Company, that Executive copies from the files or records of the Company, or that Executive otherwise has access to during Executive’s employment.

(c) No Interference. Notwithstanding any other provision of this Agreement, (i) Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with Executive’s right to (A) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (B) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (C) file a claim or charge with any governmental agency or entity; or (D) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

Exhibit A - 3

(d) Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(e) Inventions.

(i) Prior Inventions Retained and Licensed. In Exhibit A-1 to this Agreement, Executive has provided a list describing all Inventions (defined below) that Executive: (A) conceived, created, developed, made, reduced to practice or completed, either alone or with others, prior to Executive’s employment with the Company; (B) claims a proprietary right or interest in; and (C) does not assign to the Company hereunder (collectively referred to as the “Prior Inventions”). If no such list is attached, Executive represents that there are no such Prior Inventions. Executive understands and agrees that the Company makes no attempt to verify Executive’s claim of ownership to any of the Prior Inventions. Executive agrees that Executive shall not incorporate in any work that Executive performs for the Company any Prior Inventions or any of the technology described in any Prior Inventions. Nonetheless, if in the course of Executive’s employment with the Company, Executive incorporates Prior Inventions into a product, service, process or machine of the Company, Executive hereby grants and shall be deemed to have granted the Company a nonexclusive, royalty-free, irrevocable, sublicensable, transferable, perpetual, and worldwide license to make, have made, modify, use, import, reproduce, distribute, prepare and have prepared derivative works of, offer to sell, sell and otherwise exploit such Prior Inventions. For purposes of this Agreement, the term “Inventions” means all tangible and intangible materials, work product, information, methods, designs, computer programs, software, databases, formulas, models, prototypes, reports, discoveries, ideas, improvements, know-how, compositions of matter, processes, photographs, drawings, illustrations, sketches, developments, and all related intellectual property, including inventions, original works of authorship, moral rights, mask works, trade secrets and trademarks.

(ii) Assignment of Inventions. During Executive’s employment with the Company and following the termination of Executive’s employment for any reason, Executive agrees that Executive shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns and shall be deemed to have assigned to the Company or its designee, all of Executive’s right, title, and interest in and to any and all Inventions that have been or may be conceived, created, developed, completed, reduced to practice or otherwise made by Executive, solely or jointly with others, during the period of Executive’s employment with the Company which (A) relate in any manner to the existing or contemplated business, work, or investigations of the Company; (B) are suggested by, result from, or arise out of any work that Executive may do for or on behalf of the Company; (C) result from or arise out of any Confidential Information that may have been disclosed or otherwise made available to Executive as a result of duties assigned to Executive by the Company; or (D) are otherwise made through the use of the time, information, equipment, facilities, supplies or materials of the Company, even if developed, conceived, reduced to practice or otherwise made during other than working hours (collectively referred to as “Company Inventions”). Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of Executive’s employment with the Company and that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to
Exhibit A - 4

commercialize or market any Company Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Company Invention.

(iii) Maintenance of Records. Executive agrees to keep and maintain adequate and current hard-copy and electronic records of all Company Inventions. The records will be available to and remain the sole property of the Company during Executive’s employment with the Company and at all times thereafter.

(f)     Patent and Copyright Registrations. Executive agrees to assist the Company or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Company Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and/or its successors, assigns and nominees, the sole and exclusive rights, title and interest in and to such Company Inventions. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. Executive hereby appoints the General Counsel of the Company as Executive’s attorney-in-fact to execute documents on Executive’s behalf for this purpose. Executive agrees that this appointment is coupled with an interest and will not be revocable.

(g) Return of Company Property. Upon request by the Company or upon the termination of Executive’s employment for any reason, Executive shall immediately return and deliver to the Company any and all Property, including, without limitation, Confidential Information, software, hardware, including any and all Company-issued equipment, devices, cellular telephones, tablets, computers, laptops, hard drives, keys, access cards, access codes or passwords, databases, files, documents, records, reports, memoranda, research, plans, proposals, lists, papers, books, forms, drawings, specifications, notebooks, manuals, correspondence, materials, e-mail, electronic or magnetic recordings or data, including all copies thereof (in electronic or hard copy format), which belong to the Company or which relate to the Company’s business and which are in Executive’s possession, custody or control, whether prepared by Executive or others. Executive further agrees that after Executive provides such Property to the Company, Executive will immediately destroy any information or documents, whether prepared by Executive or others, containing or reflecting any Confidential Information or relating to the business of the Company from any computer, cellular phone or other digital or electronic device in Executive’s possession, custody or control, and Executive shall certify such destruction in writing to the Company. Upon request by the Company, Executive shall provide such computer, cellular phone or other digital or electronic device to the Company or the Company’s designee for inspection to confirm that such information and documents have been destroyed. If at any time after the termination of Executive’s employment for any reason, Executive or the Company determines that Executive has any Property in Executive’s possession, custody or control, Executive shall immediately return all such Property, including all copies and portions thereof, to the Company.

2. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information; (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to Executive; (iii) access to the customers and clients of the Company; and (iv) the Company’s employment of Executive in an executive position and the compensation and other benefits provided by
Exhibit A - 5

the Company to Executive, to protect the Confidential Information and business goodwill of the Company, Executive agrees to the following restrictive covenants.

(a) Non-Competition. Executive agrees that during the Executive’s employment with the Company and for a period of twelve (12) months after the Executive’s employment terminates for any reason (the “Restricted Period”), other than in connection with Executive’s performance of his duties for the Company, Executive shall not, and shall not use any Confidential Information to, without the prior written consent of an officer of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, (i) control, manage, operate, establish, take steps to establish, lend money to, invest in, solicit investors for, or otherwise provide capital to, or (ii) become employed by, join, perform services for, consult for, do business with or otherwise engage in any Competing Business within the Restricted Area. For purposes of this Agreement, given the scope of Confidential Information to be provided to Executive and job duties to be performed by the Executive, “Restricted Area” means the United States, and any other geographic area for which Executive performed any services or about which Executive received Confidential Information. For purposes of this Agreement, “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with any aspect of the Company’s business, which includes, but is not limited to (a) tax preparation and tax preparation-related products and services provided to consumers and small businesses, and to or through tax professionals; (b) investment and insurance products or services, and related advice and brokerage services, provided to or through tax professionals or in conjunction with tax preparation services, and (c) any other business the Company engages in or develops during the Executive’s employment with the Company.

(b)         Non-Solicitation. During the Restricted Period, other than in connection with Executive’s duties for the Company, Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, solicit business from, interfere with, or induce to curtail or cancel any business or contracts with the Company, or attempt to solicit business with, interfere with, or induce to curtail or cancel any business or contracts with the Company, or do business with any actual or prospective customer or client of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment with the Company; (2) Executive learned of as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company.

(c)    Non-Recruitment. During the Restricted Period, other than in connection with Executive’s duties for the Company, Executive shall not, on behalf of Executive or on behalf of any other person or entity, directly or indirectly, hire, solicit or recruit, or attempt to hire, solicit or recruit, or encourage to leave or otherwise cease his/her employment or engagement with the Company, any individual who is an employee or independent contractor of the Company or who was an employee or independent contractor of the Company within the twelve (12) month period prior to Executive’s separation from employment with the Company.

Exhibit A - 6

(d)     Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company, which have been obtained and maintained through great costs, time and effort. Therefore, Executive agrees that during Executive’s employment and after the termination of Executive’s employment, Executive shall not make, publish or otherwise transmit any knowingly false statements, whether written or oral, regarding the Company and its officers, directors, executives, employees, contractors, consultants, products, services, business or business practices. A violation or threatened violation of this Section 2(d) may be enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law. However, nothing in this Section 2(d) restricts or prevents Executive from providing truthful testimony as required by court order or other legal process or is intended to interfere with Executive’s rights set forth in Section 1(c).

(e)    Tolling. If Executive violates any of the covenants contained in this Section 2, the Restricted Period applicable to such covenant(s) shall be suspended and shall not run in favor of Executive from the time of the commencement of such violation until the time that Executive cures the violation to the satisfaction of the Company and the period of time in which Executive is in breach shall be added to the Restricted Period applicable to such covenant(s).

3.    Reasonableness. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of Section 1 and Section 2. Executive acknowledges that the scope and duration of the restrictions and covenants contained in Section 1 and Section 2 are fair and reasonable in light of (i) the nature and scope of the operations of the Company’s business; and (ii) the amount of compensation and Confidential Information (including, without limitation, trade secrets) that Executive is receiving in connection with Executive’s employment with the Company and the Incentive Retention Letter. It is the desire and intent of the Parties that the provisions of Section 1 and Section 2 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, Executive and the Company hereby waive any provision of applicable law that would render any provision of Section 1 and/or Section 2 invalid or unenforceable.

4.    Remedies. Executive acknowledges that the restrictions and covenants contained in Section 1 and Section 2, in view of the nature of the Company’s business and Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, goodwill and reputation, and that any violation of Section 1 or Section 2 would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach. Therefore, Executive agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach or threatened breach of Section 1 and/or Section 2, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from Executive damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions or covenants contained in Section 1 or Section 2, or preclude injunctive relief.

Exhibit A - 7

5.    Business Opportunities. Executive, without further compensation, assigns and agrees to assign to the Company and its successors, assigns or designees, all of Executive’s right, title and interest in and to all Business Opportunities (defined below), and further acknowledges and agrees that all Business Opportunities constitute the exclusive property of the Company. Executive shall present all Business Opportunities to the Company and shall not exploit a Business Opportunity. For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, or proposals pertaining to any aspect of the Company’s business and any business the Company prepared to conduct or contemplated conducting during Executive’s employment with the Company, which are developed by Executive or originated by any third party and brought to the attention of Executive, together with information relating thereto. For the avoidance of doubt, this Section 5 is not intended to limit or narrow Executive’s duties or obligations under federal or state law with respect to corporate opportunities.

6.    Conflicting Activities. Executive agrees that, during Executive’s employment with the Company, Executive shall not engage in any employment, consulting relationship, business or other activity that (i) is in any way competitive with the business or proposed business of the Company (except that Executive may invest less than one percent (1%) of the shares of a company traded on a registered stock exchange); (ii) conflicts with Executive’s duty of loyalty, responsibilities or obligations to the Company or interferes with the independent exercise of Executive’s judgment in the Company’s best interests; or (iii) adversely affects the performance of Executive’s job duties and responsibilities with the Company. Executive agrees to not assist any other person or organization in competing with the Company or in preparing to engage in competition with the Company or proposed business of the Company. Executive further agrees that, during Executive’s employment with the Company, Executive shall not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of Executive’s direct supervisor or the Company’s Legal Department. Executive has listed on the Company’s Outside Activity Disclosure form, attached hereto as Exhibit B-1, any business activities or ventures with which Executive is involved. If no such list is attached, Executive represents that there are no such outside activities as of the date of this Agreement.

7.    Breach. Executive acknowledges that Executive is subject to immediate dismissal by the Company for any breach of this Agreement and that such a dismissal will not relieve Executive from any continuing obligations under this Agreement or from the imposition by a court of any judicial remedies, including, without limitation, money damages and/or injunctive relief for such breach.

8.    Notice. If Executive, in the future, seeks or is offered employment, or any other position or capacity with another company, entity or person, Executive agrees to inform each such company, entity or person of the existence of the restrictions in Section 1 and Section 2. The Company shall be entitled to advise such company, entity or person and third parties of the provisions of Section 1 and Section 2 and to otherwise deal with such company, entity, person or third party to ensure that the provisions of Section 1 and Section 2 are enforced and duly discharged.

9.    Reformation. The Company and Executive agree that in the event any of the terms, provisions, covenants or restrictions contained in this Agreement, or any part thereof, shall be held by any court of competent jurisdiction to be effective in any particular area or jurisdiction only if said term, provision, covenant or restriction is modified to limit its duration or scope, then the court shall have such authority to so reform the term, provision, covenant or restriction and the Parties hereto shall consider such term, provision, covenant or restriction to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the term, provision, covenant or restriction contained herein shall remain in full force and effect as
Exhibit A - 8

originally written. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make Section 1 and Section 2 enforceable under the law or laws of all applicable jurisdictions so that the restrictive covenants in their entirety and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

10.    Severability. In the event any court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental regulatory or administrative agency or authority holds any provision of this Agreement to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

11.    Binding Effect of Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all the assets of the Company, without Executive’s consent and without advance notice.

12.    Survival. Executive agrees that Executive’s obligations under this Agreement shall continue in effect after the termination of Executive’s employment, regardless of the reason(s) for termination, and whether such termination is voluntary or involuntary.

13.    Waiver. The failure of either Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either Party with respect thereto shall continue in full force and effect. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches and no waiver of any provisions of this Agreement shall constitute a waiver of any other provision of this Agreement. The breach by one Party to this Agreement shall not preclude equitable relief, injunctive relief or the obligations in Section 1 or Section 2.

14.    Controlling Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to any applicable conflict of law or choice of law rules.

15.    Venue. Venue of any dispute arising out of, in connection with or in any way related to this Agreement shall be in a state district court of competent jurisdiction in Dallas County, Texas, or the United States District Court for the Northern District of Texas. Executive consents to personal jurisdiction of the state district courts of Dallas County, Texas and to the United States District Court for the Northern District of Texas for any dispute arising out of, in connection with or in any way related to this Agreement, and agrees that Executive shall not challenge personal jurisdiction in such courts. Executive waives any objection that Executive may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

16.    WAIVER OF JURY TRIAL. WITH RESPECT TO ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, EMPLOYEE AGREES TO RESOLVE SUCH DISPUTE(S) BEFORE A JUDGE WITHOUT A JURY. EMPLOYEE HAS KNOWLEDGE OF THIS
Exhibit A - 9

PROVISION, AND WILL PROVIDE SERVICES TO THE COMPANY THEREAFTER, HEREBY WAIVING EXECUTIVE’S RIGHT TO TRIAL BY JURY AND AGREES TO HAVE ANY DISPUTE(S) ARISING BETWEEN THE COMPANY AND EXECUTIVE ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT RESOLVED BY A JUDGE OF A COMPETENT COURT IN DALLAS COUNTY, TEXAS, SITTING WITHOUT A JURY.

17.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and fully supersedes any and all prior and contemporaneous agreements, understandings and/or representations between the Parties, whether oral or written, pertaining to the subject matter of this Agreement; provided, however, Executive’s obligations under this Agreement are in addition to Executive’s obligations under any applicable law or regulation and the Company’s policies and procedures. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement.

18.    Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. Executive represents that Executive relied solely and only on Executive’s own judgment in making the decision to enter into this Agreement.

19.    Voluntary Agreement. Executive (i) acknowledges that Executive has read and understands the terms of this Agreement and believes them to be reasonable, (ii) agrees that the consideration provided by the Company for this Agreement is reasonable, and (iii) is voluntarily executing this Agreement as signified by Executive’s signature hereto,.

20.    Execution in Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

[Signature Page Follows]

Exhibit A - 10

The signatures below indicate that the Parties have read, understand and will comply with this Agreement.

EXECUTIVE:

Signature: /s/ Christopher W. Walters
Printed Name: Christopher W. Walters
Date: 1/19/2020

THE COMPANY:	Blucora, Inc.

Signature: /s/ Georganne C. Proctor
Name: Georganne C. Proctor
Title: Chairman of the Board
Date: 1/19/2020

Exhibit A - 11

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

This General Release and Waiver of Claims (this “Release”) is executed by [Name] (“Executive”) and Blucora, Inc. (the “Company”) as of the date set forth below, and will become effective as of the “Effective Date” as defined below. This Release is in consideration of severance benefits to be paid to Executive by the Company pursuant to the Employment Agreement between Executive and the Company dated as of , 2020 (the “Employment Agreement”). Execution of this Release without revocation by Executive will satisfy the requirement, set forth in Section 6(g) of the Employment Agreement, that Executive execute a general release and waiver of claims in order to receive severance benefits pursuant to the Employment Agreement.

1.Termination of Employment

Executive acknowledges that his employment with the Company and any of its subsidiaries (collectively, the “Company Group”) and any and all appointments he held with any member of the Company Group, whether as officer, director, employee, consultant, agent or otherwise, terminated as of (the “Termination Date”). Effective as of the Termination Date, Executive has not had or exercised or purported to have or exercise any authority to act on behalf of the Company or any other member of the Company Group, nor will Executive have or exercise or purport to have or exercise such authority in the future.

2.Consideration

Subject to Executive’s execution and compliance with this Release and ongoing obligations, the Company shall pay Executive the severance benefits pursuant to the Employment Agreement. The Parties agree that but for signing this Release, Executive would not be entitled to the severance benefits set forth in the Employment Agreement. The severance benefits are adequate to make this Release final and binding and are in addition to payments and benefits to which Executive would otherwise be entitled to as an employee or former employee of the Company.

3.Waiver and Release

(a)Executive, for and on behalf of himself and his heirs and assigns, hereby fully and forever waives and releases any and all contractual, common law, statutory or other complaints, claims, charges or causes of action relating to or arising out of any matter arising on or before the date this Agreement is executed by Executive, including all claims arising out of or relating to Executive’s employment or termination of employment with the Company Group, the Employment Agreement, Executive’s services, in any capacity, with the Company Group, and any and all other disputes between Executive and the Company Group (collectively, “Claims”). The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Executive may now have or ever had against any member of the Company Group or any past, present and future shareholder, employee, advisor, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group or Avantax Wealth Management, Tax Act (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of
Exhibit B – 1

this Agreement. The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Executive’s employment with the Company Group under, by way of example and not limitation, the Employment Agreement, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Texas Labor Code, the Texas Constitutions, any statute or laws of the State of Texas, any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and any other Claims arising under state, federal, local, municipal or common law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or any of the Company Releasees arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment, the terms and conditions of Executive’s employment, or Executive’s separation from employment with the Company, resignation from the Board, or any of the matters or Claims discharged and released in this Release. Executive acknowledges that the payments and benefits provided for in Section 2 of this Release constitute good and valuable consideration for the release contained in this Section 3. This Release is a full and final general release by Executive of all unknown, undisclosed, and unanticipated losses, wrongs, injuries, claims, and damages that arise wholly or in part from any act or omission occurring before this Release becomes effective, as well as a general release by Release of all claimed losses, wrongs, injuries, claims, and damages, now known or disclosed, that arise in whole or in part as a result of any act or omission occurring before this Release becomes effective. all as amended, and all other federal, state and local statutes, ordinances, regulations and the common law, and any and all Claims arising out of any express or implied contract, except as described in Sections 2(b) and 2(c) below.

(b)The waiver and release set forth in this Section 3 is intended to be construed as broadly and comprehensively as applicable law permits.

(c)Notwithstanding anything else in this Release, Executive does not waive or release claims with respect to:

(i)Executive’s entitlement, if any, to severance benefits pursuant to the Employment Agreement;

(ii)vested benefits or payments specifically to be provided to the Executive pursuant to the Employment Agreement or any Company employee benefit plans or policies;

(iii)indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law;

Exhibit B – 2

(iv)any claims which the Executive may have solely by virtue of the Executive’s status as a shareholder of the Company; or

(v)unemployment compensation to which Executive may be entitled under applicable law.

(d)Executive represents and warrants that he is the sole owner of the actual or alleged Claims that are released hereby, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

(e)Subject to Section 4, Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release.

4.No Interference

Nothing in this Agreement is intended to interfere with Executive’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Executive further acknowledges that nothing in this Agreement is intended to interfere with Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Executive hereby waives the right to recover any damages or benefits in any proceeding Executive may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on Executive’s behalf with respect to any claim released in this Agreement except that Executive may receive bounty money awarded by the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar provision.

5.No Admission of Wrongdoing

This Release shall not be construed as an admission by either party of any wrongful or unlawful act or breach of contract.

6.Legal Disclosure

Subject to Section 4, by signing this Agreement, Executive warrants and represents that Executive has reported to Human Resources or Legal all pending and/or threatened legal proceedings of any kind involving or relating to the Company that Executive became aware of during Executive’s tenure with the Company. Executive further warrants and represents that Executive has reported to Human Resources or Legal any alleged violations of law (including alleged securities violations) by the Company that Executive became aware of during Executive’s tenure with the Company.

Exhibit B – 3

7.Binding Agreement; Successors and Assigns

This Release binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the waiver and release set forth in Section 3 applies.

8.Other Agreements

This Release does not supersede or modify in any way, and Executive hereby reaffirms, Executive’s continuing obligations, pursuant to the Employment Agreement or the Confidentiality and Non-Competition Agreement (Exhibit A thereto) or the dispute resolution provisions of the Employment Agreement.

9.Knowing and Voluntary Agreement; Consideration and Revocation Periods

(a)Executive acknowledges that Executive has been given twenty-one (21) calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if Executive signs this Release before the 21-day period has ended he knowingly and voluntarily waives some or all of such 21-day period.

(b)Executive represents that (i) Executive has read this Release carefully,
(ii) Executive has hereby been advised by the Company to consult an attorney of his choice and has either done so or voluntarily chosen not to do so, (iii) Executive fully understands that by signing below he is giving up certain rights which he might otherwise have to sue or assert a claim against any of the Company Releasees, and (iv) Executive has not been forced or pressured in any manner whatsoever to sign this Release, and agrees to all of its terms voluntarily.

(c)Executive shall have seven (7) calendar days from the date of his execution of this Release (the “Revocation Period”) in which Executive may revoke this Release. Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s Chief Legal Officer at the Company’s then-current headquarters address. If Executive revokes this Release during the Revocation Period, then the Release shall be null and void and without effect.

10.Disclaimer of Reliance

Except for the specific representations expressly made by the Company in the Employment Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Release. Executive represents that Executive relied solely and only on Executive’s own judgment in making the decision to enter this Release.

11.Execution in Multiple Counterparts

Exhibit B – 4

This Release may be executed by the parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.Effective Date

The Effective Date of this Release will be day after the Revocation Period expires without revocation by Executive.

[Signature Page Follows]

Exhibit B – 5

EXECUTIVE HAS ELECTED FREELY AND VOLUNTARILY TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES SET FORTH IN THE EMPLOYMENT AGREEMENT, AND TO RECEIVE THEREBY THE PAYMENT AND OTHER CONSIDERATION DESCRIBED IN THE EMPLOYMENT AGREEMENT. EXECUTIVE UNDERSTANDS THAT, BY SIGNING THIS RELEASE, EXECUTIVE IS AGREEING TO WAIVE AND SETTLE THE RELEASED CLAIMS HEREIN THAT EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY INCLUDING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE’S SIGNATURE BELOW MEANS THAT EXECUTIVE HAS READ THE RELEASE AND UNDERSTANDS AND AGREES THAT EXECUTIVE IS RELEASING ALL CLAIMS AND AGREES AND CONSENTS TO THE TERMS AND CONDITIONS OF THIS EMPLOYMENT AGREEMENT AND THIS RELEASE.

EXECUTIVE:

Signature:
Printed Name:
Date:

THE COMPANY:	Blucora, Inc.

Signature:
Name:
Title:
Date:

Exhibit B - 6